UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                  Commission File No.: 000-51007

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):   |X| Form 10-K    Form 20-F    Form 11-K    Form 10-Q   Form N-SAR

      For Period Ended:       NOVEMBER 30, 2004
                            --------------------

      |_|   Transition Report on Form 10-K
      |_|   Transition Report on Form 20-F
      |_|   Transition Report on Form 11-K
      |_|   Transition Report on Form 10-Q
      |_|   Transition Report on Form N-SAR

      For the Transition Period Ended:     _____________________________________

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Read Instruction (on back page) Before Preparing Form. Please Print or Type
 NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant
      NANOSENSORS, INC.

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Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
      1800 WYATT DRIVE, SUITE #2

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City, State and Zip Code
      SANTA CLARA, CA 95054

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
                  (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before
|X| the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
                  (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      THE REGISTRANT WILL BE DELAYED IN FILING ITS ANNUAL REPORT, FORM 10-KSB AS A RESULT OF ITS NEED FOR ADDITIONAL TIME TO COMPLETE AND OBTAIN CERTAIN INFORMATION TO BE REFLECTED IN ITEM 6 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - AND THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO TO BE INCLUDED IN ITS ANNUAL REPORT, FORM 10-KSB.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

DR. TED WONG
CHIEF EXECUTIVE OFFICER                  (408)                  855-0051
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                   (Name)              (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
      is no, identify report(s).                                  |X| Yes    No

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(3)   Is it  anticipated  that any  significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                                    Yes |X|    No

      If so, attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.

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                                NANOSENSORS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    February 28, 2005    By: /s/ Ted Wong
      --------------------       -----------------------------------------------
                                 TED WONG, PRESIDENT AND CHIEF EXECUTIVE OFFICER


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

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